After Recording Return to:
                                                        OFFICIAL RECORDS OF
Paul E. Gilbert, Esq.                                MARICOPA COUNTY RECORDER
BEUS, GILBERT & MORRILL, P.L.L.C.                          HELEN PURCELL
1000 Great American Tower
3200 North Central Avenue                          97-0616640   09/05/97   04:36
Phoenix, AZ 85012
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                              DEVELOPMENT AGREEMENT


         This Development Agreement ("Agreement") is made as of the 29 day of August, 1997 by and between the City of Chandler, Arizona, an Arizona municipal corporation (which together with any successor public body or officer hereafter designated by or pursuant to law, is hereafter called "City"), and Microchip Technology Inc., a Delaware corporation (which together with its successors and assigns, is hereafter called "Developer").

                                    RECITALS:
                                    ---------

         A. The parties hereto acknowledge that this Agreement is intended to be and constitutes a "Development Agreement" as authorized pursuant to Arizona Revised Statutes, ss. 9-500.05, and that, in accordance therewith, a copy of this Development Agreement shall be recorded with the Maricopa County Recorder no later than ten (10) days after entering into this Agreement to give notice to all persons of its existence and of the parties' intent that the burdens of this Agreement are binding on, and the benefits of this Agreement shall inure to, the City and Developer and their respective successors-in-interest and assigns.

         B. Developer is the owner of approximately 80 acres of real property depicted on Exhibit A-1 attached hereto and more particularly described on Exhibit A-2 attached hereto (the "Property"), including and adjacent to Developer's corporate headquarters facility at 2355 W. Chandler Boulevard.

         C. In furtherance of the City's goal of continued development of the Property as provided for in the General Plan, Developer intends to further develop the Property as an electronics manufacturing facility by adding two additional fabrication buildings, an administrative building, and ancillary structures and equipment (collectively the "Facility").

         D. City desires to obtain those public benefits which will accrue from the further development of the Property in accordance with City's General Plan, including, but not limited to creation of jobs, stimulation of economic development in City, construction of infrastructure improvements within the public right-of-way adjacent to the Property, and generation of additional tax revenues to City.

         E.  Pursuant  to  Arizona  Revised  Statutes  ss.  9-500.11,   City  is
authorized and empowered to make economic development expenditures of the type expressly provided for in this Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, it is understood and agreed by the parties hereto as follows:

         1. RECITALS. The recitals set forth above are acknowledged by the parties to be true and correct and are incorporated herein by this reference.

         2. ON-SITE IMPROVEMENTS BY DEVELOPER.

                  2.1. The Facility. Developer shall construct and equip the Facility in general conformity with the preliminary site plans previously submitted to the City and in accordance with final site plans to be approved by the City in general conformity with the approved preliminary site plans, including buildings, parking lots, landscaping, signs, and all on-site utilities including but not limited to the on-site roads built to present city standards for private roads. Developer shall also construct at its expense water and sewer mains within the Property boundaries which are necessary to serve the Property, as approved by the City Engineer. The Facility will include construction of:
"Fab 3," an approximate 115,000 square foot manufacturing facility, containing approximately 50,000 square feet of clean room, equipment for 8-inch wafer manufacturing, and ancillary space for manufacturing support systems; construction of a four story, approximately 200,000 square foot office building; and, at the sole option of Developer, conversion of one existing building into a wafer testing facility.

                  2.2. Fees and Taxes. Developer shall pay all required fees for plan check, building permit, engineering review, recording, impact/system development, and all local sales taxes applicable to construction of the on-site improvements described in Section 2.1.

                  2.3. Presently Anticipated Timing of Construction. Developer shall Commence Construction of: (a) the Fab 3 building on or before the later of June 15, 1999, or the date Developer is granted foreign trade subzone status as required in section 7 and (b) the office building on or before July 1, 1998, or, in either case, such later date as business conditions may reasonably require. Once construction has begun on any such facility, Developer shall use reasonable, good faith efforts to complete such construction in a continuous manner. For purposes of this Agreement, "Commence Construction" or "Commencement of Construction" shall be the date of commencement of work on foundation for the applicable improvements while securing all permits required under the City's Construction Code from the City's Building Department, as evidenced by the City's first inspection and approval for foundation work. Developer presently intends for construction of Fab 3 to be completed by within twenty-five (25) months of the date of the Commencement of Construction, but no commitment to that effect is given.
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
                  2.4. Presently Anticipated Cost and Employment. The Facility will be constructed at a total cost of approximately $450 million and, at full capacity, will employ approximately 1,000 workers at an expected average wage of approximately $49,000 per year.

         3. TRAFFIC STUDY. Developer has prepared and submitted to the City a traffic impact analysis to determine improvements needed to maintain acceptable levels of service through the year 2010 at level of service "D." City acknowledges that the traffic study provided by Developer is acceptable to it and will form the basis for the traffic improvements provided for herein, subject to the current proposal for construction of only one Fab unit.

         4. DEDICATION OF CERTAIN PROPERTY BY DEVELOPER. Developer shall at no cost to the City cause the following described parcels to be dedicated and conveyed to the City by assignment, special warranty deed, or other instrument legally sufficient to convey and dedicate to the City all right, title and interest of Developer in and to such parcels, free and clear of all liens, encumbrances, covenants, conditions and restrictions:

                  4.1. Traffic Right of Way. Right-of-way no more extensive than
necessary  to  permit  the   construction   of  required   street  and  off-site
improvements specified in the traffic impact analysis referred to in Section 3.

                  4.2. Well and Storage Facilities. If City chooses to drill wells or locate a storage facility on the Property in order to satisfy its obligations under Section 6.4, Developer shall dedicate up to five (5) acres of the Property for water well and/or storage facilities. The exact size, and location, of such dedication shall be as mutually agreed by City and Developer, and shall be configured so as to minimize the land requirement to the extent reasonably possible and to accommodate construction of the Facilities as planned. Developer shall make the land described herein available to City within sixty (60) days after the Developer provides City with the notice that it is proceeding with Fab 3. Developer shall provide up to five (5) acres if City needs the land for both the well and storage. If City needs the land for a well only, one (1) acre shall be provided.

         5. CITY APPROVAL PROCESSES.

                  5.1. Scope of Development. Developer's Facility plans set forth a conceptual land use and density on the Property. Developer and City shall work together using best efforts throughout the legally required planning process to obtain expedited approvals.

                  5.2. Facility Approval. The approval by City of this Agreement constitutes affirmative representation by City, on which Developer is entitled to rely, that Developer, notwithstanding subsequent changes of the zoning or land use controls applicable to the Property after the date of this Agreement, or after the date of any amendments to this Agreement, or zoning on this Property are approved, (1) shall be authorized to implement the uses, density and intensity, set forth for the Facility, and (2) will be accorded through the legally required planning process the approvals reasonably necessary to permit Developer to proceed with and implement the proposed improvements, including any amendments thereto, subject to City's customary standards for review and approval of site plans and architectural plans, including expedited design review pursuant to Sections 5.3 through 5.7. Developer and City shall work together using best efforts throughout the planning stages to resolve any City comments regarding the proposed development, provided, however, that if Developer believes at any stage that it has reached an impasse regarding any issue with City's staff, such dispute shall be resolved in accordance with the dispute resolution provisions of Section 5.8.

                  5.3. Diligence in Review and Process. In connection with the proposed development and the issuance of building permits, construction inspections, and the issuance of the Certificates of Occupancy, City agrees to accelerate all approvals, inspections and permitting processes to the greatest extent possible. City will not impose any unusual or extraordinary plan or design review requirements. The fast-tracking and priority scheduling program will take into account, among other things, the magnitude and scope of the Facility, mixed use and phasing consideration, construction document review, permitting, inspection, and City approval matters.

                  5.4. Appointment of Representative. In order to expedite decisions by City, City agrees to designate a representative of City to act as a liaison between City and Developer, and between City's various departments and Developer. City's representative shall be available at all reasonable times to serve as such liaison in order to ensure expedited review and approval of all permits, plans, specifications, plats, and/or any other development submittals, project drawing revisions, or approvals for the Property and the Facility, it being the intention of this paragraph to provide Developer with one individual utilized consistently as City's principal representative. Developer shall also designate a Developer representative who shall serve as a liaison between the Developer and City. The initial City representative shall be the Planning & Development Director and the initial Developer representatives shall be Robert
J. Lloyd, or other persons designated by Developer.

                  5.5. Expedited Building Permit Process with on-site Inspector. City will provide at its sole expense an expedited building permit process with plan review, inspection, and approval conducted at the Property by an on-site inspector empowered by City to make decisions without further review processes to meet the need of Developer's expansion. The on-site review process shall be provided for a maximum of twenty-five (25) months from commencement of construction on Fab 3. If Developer wishes the building permit process to be expedited further than it is expedited by one on-site inspector, Developer will pay the cost of additional on-site personnel.

                  5.6. Certificates of Occupancy. City agrees that promptly upon completion of each building of the Facility and at such time as a building is in compliance with applicable City Codes and ordinances, City will provide Developer (or the owner of such building) with a Certificate of Occupancy for such building. Upon substantial compliance with applicable City codes and ordinances, City will provide Developer with a temporary certificate of occupancy for the limited purpose of testing equipment within the building. If City fails or refuses to provide a Certificate of Occupancy for any portion of the Facility when requested, City shall, within four (4) business days after written request from Developer, provide Developer a written statement indicating in adequate detail how they failed to satisfy the conditions for issuance of the
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
Certificate of Occupancy and what measures or acts City requires before City will issue the Certificate of Occupancy. City shall not withhold approval without good and substantial reason.

                  5.7. Subdivision Requirements. The parties acknowledge and agree that in connection with the development of the Property, developer will need to combine some of the parcels which currently comprise the Property. City and Developer agree to mutually cooperate with each other to effectuate this combining of parcels which will most likely result in a two lot subdivision. City agrees that it will expedite any and all such approvals and further agrees that it will approve any subdivision request reasonably required in conjunction with the development of the Property, subject only to the Property as subdivided, complying with applicable zoning, health and safety ordinances.

                  5.8. Resolution of Disputes. City and Developer agree Developer must be able to proceed rapidly with the proposed development. Accordingly, an expedited City review process is essential. Accordingly, the parties agree that if at any time Developer believes that an impasse has been reached with City or an unreasonable delay affecting the proposed development or issuance of a certificate of occupancy, Developer shall have the right to immediately appeal to the City representative for an expedited decision pursuant to this paragraph. If the issue on which an impasse or delay has been reached is an issue on which a final decision can be reached by City staff, the City representative shall give Developer a final decision within two (2) business days after the request for an expedited decision is made. If the issue on which an impasse or delay has been reached is one where a decision requires City Council action, the City representative shall be responsible for scheduling a City Council hearing on the issue which hearing shall be held within two (2) weeks after the request for an expedited decision is made by Developer. If an impasse or delay still exists thirty (30) calendar days after Developer's request for an expedited decision, Developer shall proceed under Article 15 and may immediately cease all activities in connection with construction of the Facility. Developer acknowledges City may not be able to comply with this schedule requiring City Council hearings during the months of December and August. City will, however, use its best efforts in complying as completely as possible during these months.

         6. CITY PROVISION OF TRANSPORTATION AND TRAFFIC IMPROVEMENTS; WATER, AND SEWER.

                  6.1. Transportation Improvements. Upon Developer's giving of the notice specified in Section 6.6, City shall design and construct four (4) enumerated street improvement projects identified on Exhibit "B" hereto. Developer shall be responsible for no more than $238,275 (based on present estimates) of the cost of constructing these transportation improvements. The City shall be responsible for all costs of the transportation improvements beyond $238,275 (based on present estimates). The foregoing figures shall be adjusted proportionately based on the final construction costs using a ratio of $238,275 (Developer) to $696,000 total. Such construction shall include at a minimum the following items: subgrade preparation and pregrading; paving; curb and gutter on all permanent edges of the streets; driveways; bus bay(s); parkway grading; adjustment of manholes; adjustment of water valves;

survey monuments; catch basins; storm sewer laterals; street lights, street light trenching; and landscaping and irrigation systems.

                         Concurrently  with,  or as soon as  possible  following
Developer's notice under Section 6.6, City shall provide Developer with a projected time line for solicitation of bids for such improvements, awarding of contracts and commencement of construction, provided that subject to the City having received notice 25 months prior to the estimated completion date, such time line shall in no event extend the estimated completion dates set forth in
Section 2.3, inasmuch as such improvements are necessary for the timely completion and commencement of operation of Fab 3 and its related improvements and Developer will be materially adversely affected by any delay in completion of such improvements. City shall periodically, and in no event less frequently than every 60 days, provide Developer with a progress report in respect of such improvements as well as current information concerning the expected costs of constructing the same.

                         City  shall use its best  efforts  to  obtain  Economic
Strength Fund grants from the State of Arizona in the approximate amount of $696,000 to cover the cost of off-site improvements described in this Article, and Developer shall cooperate with City is seeking those grants. Developer shall provide $25,113 toward the match funds required for the Economic Strength Funds and City shall provide all the balance of required match funds. If such grants are not received, the City shall still be obligated to construct, subject to Developer contribution pursuant to paragraph 6.1, the improvements referred to in this Article 6. If such grants are received, they shall all be used by the City to construct the transportation improvements described in section 6.1, and the traffic improvements described in section 6.2. The first $238,279 received shall be credit against, and shall be deemed to satisfy, Developer's obligation to bear a portion of the cost of the transportation improvements described in this section.

                  6.2. Construction Water Supply. The City shall provide access to an existing fire hydrant adjacent to the Property along Chandler Boulevard, Ellis Street or Frye Road on or before the date Developer commences grading and devegetation activities at the Property, for Fab 3. Developer shall establish a construction water account with the City Development Services Department, install the requisite fire hydrant meter, and pay all charges for water used during construction in accordance with City Code.

                  6.3. Operations Water Supply. City shall provide Developer with a one (1) million gallon per day additional groundwater supply of Acceptable Quality (the "Additional Water Supply") through one well to which the Facility shall have priority use to the full extent of the Additional Water Supply, and, when the Additional Water Supply well is temporarily down or otherwise inoperable, through additional well(s) (the "Backup Water Supply"). Ground water shall be of Acceptable Quality only if the following standards are met: (1) total organic carbon ("TOC") content shall be less than or equal to three (3) parts per million; and (2) the ground water shall meet the City's presently existing primary drinking water standard.

                  6.4. Additional Water Supply. The Additional Water Supply shall be made available to Developer prior to its completion of Fab 3. The City will buy wells from a third party or drill on the Property any new wells required to fulfill the City's obligation under this Section 6.4. If the City chooses to purchase an existing well from a third party, the City shall construct at its sole expense all lines, pumps, and other facilities required to deliver the Additional Water Supply to the Property lines, including but not limited to any water mains or other lines in the public right of way of groundwater of acceptable quality. In all events, City shall reserve in its water supply system at all times after commencement of construction of Fab 3, the amount of capacity required to deliver the Additional Water Supply described in this Section 6. The Additional Water Supply shall be at the City's sole expense except: (a) the buy-in fees provided in Section 6.7; and (b) the payments for water actually delivered as hereinafter provided. Developer will be responsible for on-site water main construction. Developer will pay for water delivered by the City to the Property at rates not less favorable than the rates then being charged by the City to any other industrial user. No take or pay agreement will be required from Developer. In all events, City shall reserve in its water supply one and one-half (1-1/2) million gallons per day of groundwater either through the Additional Water Supply or the Backup Water Supply hereinafter described.

                         6.4.1.  Backup  Water  Supply.  The City shall make the
Backup Water Supply through ground water of Acceptable Quality available to Developer prior to its completion of Fab 3. The City's provision of the Backup Water Supply shall be on the following additional terms and conditions. The City shall use its best efforts to locate, drill, and equip, an additional backup dedicated well on the Property, and shall consult fully with Developer on a regular basis and fully inform Developer on the feasibility of drilling the Backup well on the Property and any and all other options that are available for location of the Backup well. Developer shall have the highest priority to use of the groundwater from said well to the extent necessary for the Backup Water Supply. If the well is so located on the Property by the City, the Backup Water Supply shall be at the City's sole expense except: (a) the buy-in fees provided in section 6.7; and (b) the payments for water actually delivered as hereinafter provided; and (c) Developer's connection costs.

                         6.4.2.    Off-Property   Backup   Water   Supply.   If,
notwithstanding its best efforts under Section 6.4.1, the City is unable to locate the Backup Water Supply on the Property, then the City shall purchase an existing well located off the Property from a third party or drill a new well located off the Property. The City shall consult fully with Developer on a regular basis and fully inform Developer of all options that are possible for location of the Backup well off-Property. The City shall use its best efforts to locate the off-property Backup well so that the actual cost of construction of transmission lines and delivery facilities to the Property does not exceed $1,000,000. If, after consultation, City and Developer mutually agree that the Backup well cannot be located so that the total cost of the transmission lines and delivery system to the Property does not exceed $1,000,000, then Developer shall notify the City either: (1) that the Developer will agree to increase the reimbursement amount provided below to the full amount of the cost of transmission lines and delivery facilities; or (2) that the Developer will waive the requirement for a Backup well and will accept for the Backup Water Supply only, water from the City's public water system which meets the City's present primary drinking water standard. City agrees to proceed on the basis of whichever of the two elections Developer makes. Developer shall have the highest priority to use of the groundwater from said well to
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the extent  necessary for the Backup Water Supply.  In the case of any such well located off the Property, the City shall construct at its sole expense all lines, pumps, and other facilities required to deliver the Backup Water Supply to the Property line, including but not limited to any water mains or other lines in the public right of way. If it is necessary for the City to proceed under this Section 6.4.2, then Developer and City shall work together to arrive at a mutually agreeable arrangement under which Developer shall reimburse the City for the actual cost of construction of such transmission lines and delivery facilities, but not to exceed $1,000,000 (unless pursuant to an election by Developer as set forth above), either in a lump sum cash reimbursement or a surcharge on the Developer's price for delivered water over a period of time, as the parties may determine by mutual agreement.

                         6.4.3.   On-Site   Construction.   Developer   will  be
responsible for all on-site water main construction.

                         6.4.4. Payment.  Developer will pay for water delivered
by the City to the Property at rates not less favorable than the rates then being charged by the City to any other industrial user, except as may otherwise be agreed pursuant to the last sentence of Section 6.4.2. No take or pay agreement will be required from Developer.

                         6.4.5.  Total Water Supply 1.5 Million Gallons Per Day.
City acknowledges that Developer plans to continue the operation of its current original facility for five or more years and that the water requirements set forth in this paragraph 6 reference an additional water commitment for the Facility. Therefore, while Developer operates both the existing facility and the Facility, it will require a total combined water commitment of 1.5 million gallons per day. City agrees to provide Developer with a total water capacity of
1.5 million gallons per day from groundwater of Acceptable Quality at such time and while both the current facility and the Facility are operating.

                  6.5. Sewer. City shall provide Developer with an 800,000 gallons per day additional sewer capacity for Fab 3. City shall reserve in its sewer disposal system at all times after completion of construction of Fab 3 the amount of capacity required to deliver the additional sewer capacity described in the first sentence of this Section 6.5. Trunk line facilities are currently in place and appear to be adequate, but City shall be obligated to augment such facilities if they prove to be inadequate, by constructing at its sole expense all mains, lines, and other facilities necessary to accept or accommodate the additional 800,000 gallons per day sewer flow or effluent from Fab 3 and related improvements. No up-front or other additional fees or costs shall be imposed on Developer with respect to the additional sewer capacity provided for herein except the buy-in fees set forth in section 6.7. Developer will be responsible for on-site sewer main construction and connection to the city line. The City shall be responsible for all costs necessary to bring the sewer line adjacent to the portion of the Property where the first construction will take place. Developer shall be responsible for connection to the sewer line in Ellis Street and for all on-site construction costs. The additional sewer capacity shall be at the City's sole expense except the payments for normal sewer usage fees as hereinafter provided. Developer will pay for ongoing sewage service to the Property at rates not less favorable than
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the rates then being charged by the City to any other  industrial  user. No take or pay agreement will be required from Developer.

                  6.6. Construction Timing. Developer shall give City written notice at least thirty (30) days before commencement of construction of Fab 3 of Developer's intention to commence construction and of the Developer's best estimate of when such construction will be completed. City shall cause all improvements described in this Article 6 required for Phase One of the Facility to be constructed at least two months prior to the projected completion of construction of Fab 3. City shall not commence construction of any of the improvements described in this Article 6 necessary for Fab 3 until after Developer has given the notice specified in this section 6.6. Concurrently with, or as soon as possible following Developer's notice under this Section 6.6, City shall provide Developer with a projected time line for solicitation of bids for all improvements required under Sections 6.1, 6.3, 6.4, and 6.5, awarding of contracts therefor, and commencement of construction, provided that subject to the City having received notice 25 months prior to the estimated completion date, such time line shall in no event extend the estimated completion dates set forth in Section 2.3, inasmuch as such improvements are necessary for the timely completion and commencement of operation of Fab 3 and its related improvements and Developer will be materially adversely affected by any delay in completion of such improvements. City shall periodically, and in no event less frequently than every 60 days, provide Developer with a progress report in respect of such improvements as well as current information concerning the expected costs of constructing the same.

                  6.7. Buy-in and Development Fees. Developer agrees to pay water and sewer buy-in fees and development fees for the Facility. Based upon the preliminary plans submitted to the City, and projected number and size of meters shown on Exhibit C, it is estimated that these Fab 3 charges will total $255,146. When the final plans for this project are submitted to the City, these fees might be adjusted; but they shall not materially exceed the estimate set forth above unless the project area increases or the number or size of requested meters change. Developer acknowledges that there is the potential for yearly increases in fees for all users of an applicable size meter and any such increase for all users shall not be considered a material increase.

         7. FOREIGN TRADE ZONE TAXATION

                  7.1. Foreign-Trade Subzone Application. The City shall use its best efforts to cause City of Phoenix to sponsor an application to the Foreign-Trade Zones Board of the U.S. Commerce Department ("Board") for issuance of a grant of authority for a special purpose foreign-trade subzone ("Subzone") to be operated by Developer within the Property pursuant to the following procedure:

                         7.1.1.  Application.  Developer shall prepare a Subzone
application ("Application") at its sole cost and expense.

                         7.1.2.   Subzone   Operations   Agreement.   Prior   to
requesting  activation of the Subzone,  the City of Phoenix and Developer  shall
execute  a  Foreign-Trade   Subzone

Operations Agreement (the "Operations Agreement") permitting Developer to utilize the Subzone as a foreign-trade subzone, subject to the terms and conditions of the Operations Agreement, for an initial period equal to the maximum period allowed by law, thereafter to be automatically extended from year to year unless terminated by the terms thereof. The Operations Agreement shall acknowledge the provisions of Section 7.1.3. The Operations Agreement shall require Developer to remain in compliance with the property tax classification limitations set forth in Section 7.3. It is specifically understood that in the event Federal Trade Subzone status is not achieved as provided in Sections 9 and 12.5, Developer shall have an absolute right to unilaterally cancel this Agreement and in such event there shall be no further obligation or liability to City under this Agreement other than payment of City's costs as provided in
Section 13.1.

                         7.1.3.  City  Standing.   Developer  acknowledges  that
breach of its property tax class limitations set forth in this Article 7 would be detrimental to the public interest and that Chandler would be a party "directly affected" (as that term is used in 15 CFR Part 400). Developer will not object to the City's standing before the Foreign Trade Zones Board or any other administrative body or court, in the event the City seeks to show that Developer's use of the subzone is not in the public interest and, as a consequence thereof, seeks to terminate the grant of the subzone, or otherwise limit or terminate Developer's use of the subzone.

                         7.1.4. City Concurrence. The City will execute a letter
of concurrence prior to activation of the Subzone by the U.S. Customs Service upon receipt of a written request therefor from Developer (which request may occur before commencement of construction or before completion of construction of the Facility), and shall use all reasonable efforts to assist in achieving the Foreign Trade Subzone status and the Operations Agreement with the City of Phoenix, provided that no Developer Performance Default shall have occurred and be continuing.

                  7.2.  Tax   Classifications.   Arizona  Revised  Statutes  ss.
42-162(A)(8)(b) provides that all real and personal property within the boundaries of a Foreign Trade Zone or subzone shall be classified as Class 8 property for taxation ("Class 8"); provided, however, such classification applies only to the area that is activated for Foreign Trade Zone use by the Port Director of the U.S. Customs Service, pursuant to 19 C.F.R. 146.6, A.R.S. ss. 42-162.01, and the procedures of the Maricopa County Assessor (the "Assessor") require that the owner notify the Assessor that a reclassification of property to Class 8 should be made.

                  7.3. Developer Limitation. Notwithstanding that the entire Property and Facility shall receive Foreign Trade Zone status, Developer agrees that only the following portions of the Property and Facility shall receive Class 8 property tax classification: (a) The Fab 3 Building, all land underlying that building and the parking and landscaped areas associated with that building, and all personal property used in connection with that building; and
(b) the presently existing building if and when it is converted into a wafer testing facility, all land underlying it and the parking and landscaped areas associated with it, and all personal property used in connection with it. Exhibit D hereto designates the approximate locations of the Class 8 land and buildings within the Property.

                  7.4. Minimum Property Tax Amounts.

                         7.4.1.  From and after Year 1.  Developer has projected
that the value of all real and personal property comprising the Property and the Facility will be far in excess of normal industrial property. Therefore, Developer agrees that if in the following years, the total City property taxes on all real and personal property comprising the Property and the Facility is less than the minimum amount indicated, Developer will pay the shortfall amount to the City.

                         Year              Minimum City Property Tax Amount
                         ----              --------------------------------

                         Year 1:                No guaranteed minimum.
                         Years 2-6:             $225,000
                         Years 7-8:             $200,000
                         Years 9-11:            $150,000

For purposes of this Section 7.4, "Year 1" shall mean the first full calendar year that Fab 3 is fabricating products. In any year in which there is a fifteen percent (15%) reduction to Developer's segment of the electronics manufacturing market, Developer may provide reasonable evidence of such to the City Council and Developer shall be relieved of the requirements of this section 7.4.

                         7.4.2.  Prior  to Year  1.  Because  activation  of the
Foreign Trade Subzone may occur prior to commencement or completion of construction of the Facility, Developer agrees that if, solely as a result of activation of the Foreign Trade Subzone, the City property taxes due for any tax year prior to Year 1 on all real and personal property comprising the Property and the Facility are less than what the City property taxes on all real and personal property comprising the Property and the Facility would have been but for early activation of the Foreign Trade Subzone, Developer shall pay to City the shortfall amount.

                  7.5. Foreign Trade Zone Costs. Developer shall pay all costs charged by the City of Phoenix for the formation and oversight of the special purpose foreign trade subzone of the Phoenix Foreign-Trade Zone No. 75 discussed later in the Agreement. Developer's written approval shall be required for City to enter into an agreement with City of Phoenix regarding any such costs.

         8. STATE FUNDING. Developer and City may be eligible for state funding for various aspects of the Facility and its operations. Developer and City shall use their best efforts to cooperate in identifying all possible sources of state funding, including but not limited to training grants and economic strength grants, and in applying for and obtaining the benefit of such state funding for the Facility and its operations.

         9. CONDITIONS TO DEVELOPER'S OBLIGATIONS. Developer's obligations under this Agreement are subject to satisfaction of all of the following conditions precedent:

                  9.1. Zoning. The City represents and warrants that the Property has been properly classified for I-1 zoning pursuant to the City of Chandler zoning ordinance. City agrees that no other action is necessary in order to place the I-1 zoning on the Property. City further agrees that it will take no action to remove or change the I-1 zoning within five (5) years and that any action to remove or change the zoning after that period will only be done for valid, reasonable land use reasons. City further agrees that upon Developer starting construction of Fab 3, the I-1 zoning on the Property shall be vested.

                  9.2. Foreign Trade Zone Status. The United States Department of Commerce shall, no later than December 31, 1999, have issued a grant of authority for a special purpose foreign-trade subzone ("Subzone") to be operated by Developer within the Property pursuant to procedure set forth in Section 7.1.

                  9.3. Approval of Plans and Specifications. The City shall have given Developer all necessary permits and approvals for the construction of the Facility.

                  9.4. Property Tax Classification. Developer shall have received an unqualified written acknowledgment from the Maricopa County Assessor's office that all those portions of the Property, the Facility, and all personal property used on the Property specified in Section 7.3 have been and will continue to be classified as Class 8 property.

         10. CONDITIONS TO CITY'S OBLIGATIONS. City's obligations under this Agreement are subject to the conditions precedent that the United States Department of Commerce shall, in a timely fashion, have issued a grant of authority for a special purpose foreign-trade subzone ("Subzone") to be operated by Developer within the Site pursuant to procedure set forth in Section 7.1.

         11. REPRESENTATIONS

                  11.1. Developer Representations. Developer represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) its execution, delivery and performance of this Agreement is duly authorized, (c) that Developer shall execute all documents and take all action necessary to implement and enforce this Development Agreement, (d) that the representations made by Developer in this Development Agreement are truthful to the best of its knowledge and belief, and (e) Developer shall vigorously defend any action brought to contest the validity of this Development Agreement and shall not seek from the City any payments, contributions, costs or attorneys' fees incurred in such defense.

                  11.2. City Representations. City represents and warrants (a) that its execution, delivery and performance of this Development Agreement has been duly authorized and entered into in compliance with all the ordinances and codes of City, (b) that subject to a court's equitable powers, this Development Agreement is enforceable in accordance with its terms, (c) that City shall execute all documents and take all action necessary to implement and enforce this Development Agreement, (d) that the representations made by City to Developer in this

Development  Agreement are truthful to the best of its knowledge and belief, and
(e) that City shall vigorously defend any action brought to contest the validity of this Development Agreement and shall not seek from Developer, any contributions, payments, costs, or attorneys fees incurred in such defense.

         12. CANCELLATION OF THE FACILITY.

                  12.1. For Business Reasons. Developer reserves the right in its sole discretion to cancel, delay, or abandon construction of all or any part of the Facility for business reasons as determined by Developer. In the event Developer exercises its rights under this Section 12.1 to delay construction of all or part of the Facility, Developer agrees to reimburse City for City Costs as provided in Article 13.

                  12.2. Due to Impasse or Delay in Approval Process. Developer reserves the right in its sole discretion to cancel, delay, or abandon construction of all or any part of the Facility if an impasse or unacceptable delay is reached on any matter relating to a City approval under Section 5.8 hereof. In the event Developer exercises its rights under this Section 12.2, Developer shall reimburse City for City Costs as provided in Article 13.

                  12.3. Failure to Approve Final Site Development Plans. Developer reserves the right to cancel, delay, or abandon construction of all or any part of the Facility if City fails to provide reasonable approval of final plans and specifications by the dates necessary to permit commencement of construction at the times specified in Section 2.3, or any action by City which would otherwise preclude Developer from realizing the land use or intensities specified for the Facility; provided, however, that nothing herein shall preclude City from the reasonable exercise of its normal review and approval processes as agreed to be modified herein; and provided further that City shall not act in an arbitrary or capricious manner. In the event Developer exercises its rights under this Section 12.3, Developer shall have no further liability to City under this Agreement, including but not limited to any obligation to reimburse City Costs as provided in Article 13.

                  12.4. For City's Performance Default. Developer reserves the right to cancel, delay, or abandon construction of all or any part of the Facility if a City Performance Default (as hereinafter defined) occurs. In the event Developer exercises its rights under this Section 12.4, Developer shall have no further liability to City under this Agreement, including but not limited to any obligation to reimburse City Costs as provided in Article 13.

                  12.5. For Loss of Class 8 Property Classification. Developer reserves the right to cancel, delay, or abandon construction of all or any part of the facility at any time if any court decision determines Class 8 to be unconstitutional or invalid in any respect, if a legal challenge to Class 8 is filed and not resolved to Developer's satisfaction, or if any legislative action repeals or adversely modifies the Class 8 assessment ratio. In the event Developer exercises its rights under this Section 12.5, Developer shall have no further liability to City under this Agreement, except its liability for City Costs under Section 13.1.

         13. DEVELOPER PAYMENT OF CITY'S COSTS IN CERTAIN EVENTS.

                  13.1. City Costs. Developer acknowledges that the City will incur certain costs in discharging its obligations under this Agreement. City shall provide Developer with a quarterly report of costs City expects to incur in the next calendar quarter. City agrees to negotiate with Developer in good faith over the timing and amounts of costs proposed to be incurred by the City during the next quarter, in light of then existing business conditions. In the event these negotiations result in actual delays in the City performing its obligations in this Agreement, City shall be given an additional amount of time equal to the delay to perform its obligations herein. Developer agrees to refund the City Costs in the event Developer cancels this Agreement for reasons other than set forth in Section 12.2, 12.3 or 12.4. The amounts required to be reimbursed ("City Costs") shall be determined in accordance with the following rules:

                         13.1.1.   City  Costs   shall   include   the   actual,
out-of-pocket costs to the City in planning, designing, and constructing the infrastructure for the Developer's expansion described in this Agreement and shall include all reasonable out-of-pocket costs of planning and design professionals, and all reasonable costs of labor and materials actually used in constructing the infrastructure required under this Agreement.

                         13.1.2. City Costs shall not include: (a) any costs for
work done or services performed by City employees which were not specifically hired by the City for work limited to this Facility; or (b) the value of any time spent by full-time City employees or the cost of their salaries, wages, or benefits.

                  13.2. Accounting. On a periodic basis, but no less than once every month, City shall provide Developer with a written itemization of all costs incurred from the inception of the Facility to date. In addition, at any time Developer may request from City a written itemization of such costs, City shall provide such itemization within six working days. In the event Developer disagrees with any cost entry or entries on any itemization, it may provide written objection to City within ten days of receipt, at which time City shall review and respond to the objection within ten working days. If Developer still disagrees with the cost entry being charged to it, the party shall first attempt to resolve the dispute through negotiations up to the level of City Manager and the Developer's Project Manager as provided in Section 5.8.

                  13.3. Mitigation. Notwithstanding any obligation of Developer to reimburse City Costs, any amount owed by Developer for City Costs shall be reduced or mitigated to the extent City can use such construction either at the time Developer notifies City of cancellation, delay, or abandonment of all or any part of the Facility or within seven (7) years after such notice. If City cannot use such construction within one year, then Developer shall pay City annually, within sixty (60) days of Developer's receipt of an invoice with supporting documentation and calculations, an amount equal to the City's average cost of borrowed funds until such time as City can use such construction, up to a maximum of seven (7) years. In the event that neither party can use any of the constructed items, the parties shall use good faith efforts to arrive at an equitable resolution of the issue.

         14. DEFAULTS AND REMEDIES.

                  14.1. Events Constituting Developer Default. Developer shall be deemed to be in default under this Agreement (a "Developer Performance Default") if (a) Developer commits a material breach of any obligation required to be performed by Developer herein, and (b) such breach continues for a period of one hundred twenty (120) days after written notice thereof by City, Developer fails to commence the cure of such breach and, thereafter, to diligently pursue the same to completion.

                  14.2.   Remedies  to  City.   In  the  event  of  a  Developer
Performance Default, which default is not cured within any applicable cure period, City shall have the right to seek and obtain all legal and equitable remedies otherwise available to it.

                  14.3. Events of Default by City. City shall be deemed to be in default under this Agreement (a "City Performance Default") if (a) City commits a material breach of any obligation required to be performed by City herein, including, without limitation, (i) the failure to issue a Certificate of Occupancy where Developer has complied with its obligations for issuance of such Certificate; or (ii) the failure to provide other approvals as required herein, and such breach continues for a period of thirty (30) days after written notice by Developer.

                  14.4. Remedies of Developer. In the event City is in default herein, Developer shall have all legal and equitable remedies available to it.

         15. FORCE MAJEURE. In addition to specific provisions of this Agreement, performance by Developer hereunder shall not be deemed to be a default where delays or inability to perform are due to war, insurrection, strikes, lockouts, riots, floods, earthquake, fires, casualties, acts of God, acts of the public enemy, epidemics, quarantine restriction, freight embargoes, lack of transportation, governmental restrictions or priority, litigation, unusually severe weather, inability (when the party which is unable to perform is substantially without fault) of any contractor, subcontractor or supplier to perform acts of the other party, or acts or the failure to act, of any utility, public or governmental agent or entity, litigation relating to the Facility initiated by a party other than Developer beyond the control or without the fault of Developer. In the event that Developer is unable to perform due to an event constituting force majeure as provided for above, and such excused delay is the proximate cause of City being unable to perform in accordance with the terms of this Agreement, then the time for performance of City shall be extended for a period of time equal to the period of the delay. An extension of time for any such cause shall only be for the period of the enforced delay, which period shall commence to run from the time City is notified by Developer in writing of the commencement of the cause. If such force majeure adversely impacts the economic viability of the Facility (in Developer's sole discretion), Developer shall have the right, if applicable, to stop or delay construction. In such event, Developer shall reimburse City for City Costs as provided in Article 13.

         16. MISCELLANEOUS

                  16.1. Notices. Unless otherwise specifically provided herein, all notices, demands or other communication is given hereunder shall be in writing and shall be deemed to have been duly delivered upon personal delivery or confirmed facsimile transmission, or as of the second business day after mailing by United States mail, postage prepaid, by certified mail, returns receipt requested, addressed as follows:

                  To Developer:      Microchip Technology Inc.
                                     Attn:   Steve Sanghi
                                             Robert J. Lloyd
                                             Mary Simmons-Mothershed
                                     2355 W. Chandler Blvd.
                                     Chandler, Arizona  85226
                                     Facsimile No. (602) 917-4163

                                     Copy to:

                                     Paul E. Gilbert, Esq.
                                     BEUS, GILBERT & MORRILL, P.L.L.C.
                                     3200 North Central Avenue
                                     1000 Great American Tower
                                     Phoenix, AZ  85012-2417
                                     Facsimile No. (602) 234-5983

                  To City:           City Manager
                                     City of Chandler
                                     25 S. Arizona Place, #301
                                     Chandler, Arizona  85225
                                     Facsimile No. (602) 786-2209

                                     Copy to:

                                     City Attorney
                                     City of Chandler
                                     25 S. Arizona Place, #304
                                     Chandler, Arizona  85225
                                     Facsimile No. (602) 786-2240

Notice of address may be changed by either party by giving written notice to the other party as provided herein.

                  16.2. Amendments. This Agreement may be amended only by a written agreement fully executed by the parties hereto.

                  16.3. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Arizona. This Agreement shall be deemed made and entered into in Maricopa County.

                  16.4. Waiver. No waiver by either party of a breach of any of the terms, covenants or conditions of this Agreement shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained.

                  16.5. Severability. In the event that any phrase, clause, sentence, paragraph, section, article or other portion of this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining portions of this Agreement shall not be affected thereby and shall remain in force and effect to the fullest extent permissible by law, provided that the fundamental purposes of this Development Agreement are not defeated by such severability. For the Developer, the fundamental purposes of this Development Agreement include, but are not limited to, obtaining Class 8 property tax treatment as presently in effect, as provided in Section 7.2 and all provisions of Articles 5, 6, and 7 hereof.

                  16.6. Exhibits. All exhibits attached hereto are incorporated herein by reference as though fully set forth herein. The exhibits are as follows:

         Exhibit "A-1"    Preliminary Site Plan of the Property
         Exhibit "A-2"    Legal Description of the Property
         Exhibit "B"      Street Improvement Projects
         Exhibit "C"      Projected Number and Size of Water Meters
         Exhibit "D"      Approximate Locations of Class 8 Land and Buildings

                  16.7. Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and all prior and contemporaneous agreements, representations, negotiations and understandings of the parties hereto, oral or written, are hereby superseded and merged herein.

                  16.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute one and the same instrument.

                  16.9. Consents and Approvals. City and Developer shall at all times act reasonably and in good faith with respect to any and all matters which require either party to review, consent or approve any act or matter hereunder.

                  16.10. Mutual Benefits. The City and Developer agree that in making the promises contained in this Development Agreement that certain benefits and advantages will accrue to both parties as a result of the performance of this Agreement, and that therefore this Agreement is being entered into in reliance upon the actual benefits afforded each of the parties.

                  16.11. Conflict of Interest. No member, official or employee of the City may have any direct or indirect interest in this Development Agreement, nor participate in any decision relating to the Development Agreement which is prohibited by law. All parties hereto acknowledged that this Agreement is subject to cancellation pursuant to the provisions of Arizona Revised Statute ss. 38-511.

                  16.12.   Warranty   Against  Payment  of   Consideration   for
Agreement. Developer warrants that it has not paid or given, and will not pay or give, any third person any money or other consideration for obtaining this Development Agreement, other than normal costs of conducting business and costs of professional services such as architects, consultants, engineers and attorneys.

                  16.13. Enforcement by Either Party. This Agreement shall be enforceable by any party hereto notwithstanding any change hereafter in any applicable General Plan, specific plan, zoning ordinance, subdivision ordinance or building ordinance adopted by City which substantially changes, alters or amends the applicability of said plans or ordinances to the development of the Facility or the Property.

                  16.14. Cumulative Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of the parties are cumulative, and the exercise by any party of one or more of such rights or remedies will not preclude the exercise by it, at the same time or different times, of any other rights or remedies for the same default or any other default by such defaulting party. The provision of this Section 16.14 are not intended to modify Article 14 or any other provisions of this Agreement and are not intended to provide additional remedies not otherwise permitted by law.

                  16.15. Attorneys' Fees. In any arbitration, quasi judicial or administrative proceedings or any other action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party's rights or remedies under this Agreement, including any action for declaratory or equitable relief, the prevailing party shall be entitled to reasonable attorneys' fees and all reasonable costs, expenses and disbursements in connection with such action.

                  16.16. Successors. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their successors and assigns.

                  16.17. No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties. No person other than the parties shall have any right of action based upon any provision of this Agreement.

                  16.18. Recordation. Simultaneously with the execution of this Development Agreement, Developer and City will record a copy of this Development Agreement in the records of the Maricopa County Recorder. Any written amendment hereto shall be similarly recorded within ten days after execution by the parties.

         IN WITNESS WHEREOF, City has caused this Agreement to be duly executed in its name and behalf by its Mayor and its seal to be hereunto duly affixed and attested by its City Clerk, and Developer has signed and sealed the same, on or as of the day and year first above written.

                                               CITY OF CHANDLER, ARIZONA, an
                                               Arizona municipal corporation
ATTEST:


By:/s/ Carolyn Dixon     7/2/97                /s/ Jay Tibshraeny
   ----------------------------                ---------------------------------
       CITY CLERK                              MAYOR

              [SEAL]
         CITY OF CHANDLER
             ARIZONA
            CORPORATED


APPROVED AS TO FORM:


/s/ Dennis M. O'Neill
------------------------------
CHANDLER CITY ATTORNEY


                                               MICROCHIP TECHNOLOGY INC., a
                                               Delaware corporation



                                               By: /s/ Steve Sanghi
                                                  ------------------------------
                                                     Its: PRESIDENT, CEO and
                                                         -----------------------
                                                          Chairman of the Board

STATE OF ARIZONA            )
                            )
County of Maricopa          )


         The foregoing Development Agreement was acknowledged before me this 29 day of August, 1997, by Mayor Jay Tibshraeny, May of the City of Chandler, Arizona, an Arizona municipal corporation, on behalf of the corporation.


My Commission Expires:

Sept. 30, 1998                               /s/ Jacquelin A. Rensel
---------------------                        -----------------------------------
                                             Notary Public

                                                        OFFICIAL SEAL
                                                     JACQUELIN A. RENSEL
                                             Notary Republic - State of Arizona
                                                       MARICOPA COUNTY
                                            My Commission Expires Sept. 30, 1998

STATE OF ARIZONA            )
                            )
County of Maricopa          )


         The foregoing Development Agreement was acknowledged before me this 30 day of September, 1997, by Steve Sanghi, the President & CEO of Microchip Technology Inc., a Delaware corporation, on behalf of the corporation.


My Commission Expires:

       "OFFICIAL SEAL"                        /s/ Dianne Iverson
       Dianne Iverson                         ----------------------------------
   Notary Public - Arizona                    Notary Public
       Maricopa County
My Commission Expires 4/25/98

                     [PRELIMINARY SITE PLAN OF THE PROPERTY]

                                   EXHIBIT A-1

[LOGO]  BRADY * AULERICH & ASSOCIATIONS, INC.      Dennis H. Brady,       P.L.S.
        Civil Engineering * Land Surveying         C.E. Aulerich,         P.L.S.
        Construction Staking                       Robert N. Hermon, P.E./P.L.S.


LEGAL DESCRIPTION: MICROCHIP PROPERTY  - 2355 WEST CHANDLER BLVD.
                   CHANDLER, ARIZONA

The West half of the Northeast quarter of Section 31, Township 1 South, Range 5 East of the Gila and Salt River Base and Meridian, Maricopa County, Arizona;

EXCEPT dedicated public road rights-of-way along the North, South, East and West sides thereof, as specified in records of Maricopa County, Arizona.

Described property being in and forming a part of the City of Chandler, Maricopa County, Arizona and comprising an area of 80 acres more or less (inclusive of said rights-of-way).

                              /s/ Robert N. Hermon

                            REGISTERED LAND SURVEYOR
                                 ARIZONA, U.S.A.
                                 CERTIFICATE NO.
                                      16836
                                ROBERT N. HERMON
                               Date signed 8/26/97

                                   EXHIBIT A-2

--------------------------------------------------------------------------------------------------------

                             MICROCHIP TECHNOLOGY, INC. - CHANDLER FACILITY
                        Mitigation of Site Development Impacts on Arterial Streets

--------------------------------------------------------------------------------------------------------

                                                                                Microchip      Microchip
           Location                 Description of Improvements       Cost      Proportion       Share

--------------------------------------------------------------------------------------------------------

Chandler Boulevard/Ellis Street       Install traffic signal        $100,000       0.38        $ 37,844

--------------------------------------------------------------------------------------------------------

                                       Construct right turn         $ 42,000       0.58        $ 24,203
Chandler Boulevard/Ellis Street       on eastbound approach

--------------------------------------------------------------------------------------------------------

                                      Provide dual left turn        $388,000       0.20        $ 77,665
                                    on eastbound and westbound
Chandler Boulevard/Dobson Road              approaches

--------------------------------------------------------------------------------------------------------

                                       Construct right turn         $166,000       0.59        $ 98,563
     Dobson Road/Frye Road            on southbound approach

--------------------------------------------------------------------------------------------------------

            Totals                                                  $696,000                   $238.275

--------------------------------------------------------------------------------------------------------

                                    Exhibit B

                                   EXHIBIT "C"

                    PROJECTED NUMBER AND SIZE OF WATER METERS

         Based on an additional 1,000,000 gallon per day requirement, the following is needed:

                              1 -- 6" turbine meter

              [APPROXIMATE LOCATIONS OF CLASS 8 LAND AND BUILDINGS]

                                    Exhibit D